Exhibit 10.6

Environmental Indemnification and Release Agreement

This Environmental Indemnification and Release Agreement (this “Agreement”) is made as of the 27th day of July, 2012, by and among FSP 50 South Tenth Street Corp., a Delaware corporation (“Borrower”) and Bank of America, N.A., a national banking association (together with its successors and assigns, “Administrative Agent”) as agent for itself and other lenders (the “Lender” or “Lenders”) who become parties to the Loan Agreement.

Recitals

Borrower has requested that Lender make a loan (the “Loan”) to Borrower evidenced by Promissory Notes of even date herewith made by Borrower payable to the order of Lender in the aggregate principal face amount of One Hundred Six Million Two Hundred Thousand and No/100 Dollars ($106,200,000.00), which Loan is secured by an Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Mortgage”) of even date herewith encumbering certain real and personal property as therein described (collectively, the “Property”), including the land described in Exhibit A which is attached hereto and made a part hereof. As a condition precedent to making the Loan, the Administrative Agent and the Lenders have required that Borrower execute and deliver this Agreement to Administrative Agent. The terms “Loan Agreement” and “Loan Documents” as used herein are defined in the Mortgage.

Agreements

Section 1.     Definitions.

As used in this Agreement, the terms defined in the Preamble and in the Recitals hereto shall have the respective meanings specified therein, and the following additional terms shall have the meanings specified:

“At” or “at,” when used with respect to the Property or any property adjacent to the Property, means “on, at, in, under, above or about.”

“Environmental Claim” means any complaint, action, notice, order, claim, investigation, judicial or administrative proceeding or action, or other similar claims or communications from any Person (defined below) involving or alleging any non-compliance with any Environmental Requirement (defined below) or the existence of any unsafe or hazardous condition resulting from or related to the Release (defined below) of any Hazardous Material (defined below).

“Environmental Law” means any and all applicable federal, state or local laws, statutes, ordinances, rules, regulations, orders, principles of common law, judgments, permits, licenses or other determinations of any judicial or regulatory authority, now or hereafter in effect, imposing liability, establishing standards of conduct or otherwise relating to protection of the environment (including natural resources, surface water, groundwater, soils, and indoor and ambient air), health and safety or the presence, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of any Hazardous Material.

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“Environmental Requirement” means any Environmental Law, or any other applicable agreement or restriction (including any condition or requirement imposed by any third party or insurance or surety company), now or hereafter in effect, which relates to any matters addressed by any Environmental Law, any Hazardous Material, or the prevention of any unsafe or hazardous condition resulting from or related to the Release of any Hazardous Material.

“Hazardous Material” means any substance, material, element, compound, waste or chemical, whether solid, liquid or gaseous, which is defined, listed, classified or otherwise regulated in any way under any Environmental Laws, or any other such substances or conditions (including mold and other mycotoxins or fungi) which may create any unsafe or hazardous condition or pose any threat to health and safety.

“Indemnified Party” means and includes Administrative Agent and each Lender, any Persons owned or controlled by, owning or controlling, or under common control or affiliated with Administrative Agent and each Lender, any participants in the Loan, the directors, officers, partners, employees and agents of Administrative Agent and each Lender and/or such Persons, and the successors and assigns of each of the foregoing Persons.

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any governmental authority or any other entity.

“Release” means the presence of or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, drums, tanks, and other similar containers, containing any Hazardous Material) into the indoor or outdoor environment.

“Transition Date” means the earlier of the following two dates: (a) the date on which the indebtedness and obligations secured by the Mortgage have been paid, performed and finally discharged in full (without possibility for disgorgement), and the Mortgage has been released; or (b) the date on which the lien of the Mortgage is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by Administrative Agent or any other purchaser or grantee free of occupancy and claims to occupancy by Borrower and its heirs, devisees, representatives, successors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

Section 2.     Representations and Warranties.

Except as explicitly set forth in the Phase I Environmental Site Assessment (and in any other environmental report) described on Exhibit B which is attached hereto and made a part hereof (“Environmental Reports”), Borrower hereby represents and warrants to, and covenants with, Administrative Agent and Lenders, without regard to whether Administrative Agent or the Lenders have or hereafter obtain any knowledge or information related to these matters, as follows:

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(a)     Use of the Property. During the period of Borrower’s ownership or operation of the Property, and, to Borrower’s knowledge, during the period prior to Borrower’s ownership or operation of the Property, (i) the Property has not been used as a treatment, storage or disposal site for any Hazardous Material, for any other waste disposal activities, for industrial or manufacturing purposes or for any other use which could give rise to the Release of any Hazardous Material at the Property or which could create any unsafe or hazardous condition resulting from or related to the Release of any Hazardous Material, and to the best of Borrower’s knowledge, no such use on any adjacent property has occurred at any time prior to the date hereof; (ii) there has been no Release at or from the Property or, to Borrower’s knowledge, at or from any disposal or treatment facility which received Hazardous Materials generated by Borrower or at the Property; and (iii) no active, inactive or abandoned under-ground or above-ground storage tanks or similar containers, or any groundwater or monitoring wells of any kind, are or have been located at the Property.

(b)     Environmental Claims. No Environmental Claim has been asserted against Borrower or with respect to the Property. Borrower has no knowledge of any threatened or pending Environmental Claim against Borrower, the Property or any facility that may have received Hazardous Material generated by Borrower or at the Property. To Borrower’s knowledge, no Environmental Claim has been filed against any adjacent property.

(c)     Compliance with Laws. During the period of Borrower’s ownership or operation of the Property, and, to the best of Borrower’s knowledge, during the period prior to Borrower’s ownership or operation of the Property, the past and present conditions, uses and activities at the Property have complied with all Environmental Requirements. Borrower holds and has held all licenses, permits and approvals required by any governmental authority under any Environmental Requirement in connection with the ownership or operation of the business at the Property and has timely prepared, submitted and made all filings, reports, plans and notifications required under any Environmental Requirement. Borrower has furnished to Administrative Agent a copy of all reports, permits, assessments, investigations, correspondence and other documents and information in Borrower’s possession which relate to environmental conditions at the Property and any other matters addressed by or relating to compliance with any Environmental Requirement.

(d)     Environmental Insurance. Borrower has never applied for and been denied environmental impairment liability insurance coverage relating to the Property. Borrower has furnished to Administrative Agent a copy of all such environmental insurance policies, and all applications (whether denied, accepted or pending), related to Borrower or the Property. At Administrative Agent’s request, Borrower shall cause Administrative Agent on behalf of the Lenders to be named as an additional insured on any such policy currently in effect.

Section 3.     Covenants and Agreements.

(a)     Compliance with Environmental Requirements. Borrower will not cause, commit, permit or allow to continue: (i) any non-compliance with any Environmental Requirement by Borrower, any tenant or any other Person, by or with respect to the Property or any use of or condition or activity at the Property; (ii) the generation, storage or use of any Hazardous Material at the Property, except for Hazardous Materials that are commonly legally used, stored or

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generated (and in such amounts commonly legally used, stored or generated) as a consequence of using the Property for its permitted business purposes, but only so long as the use, storage or generation of such Hazardous Materials is in full compliance with all Environmental Requirements; (iii) the treatment, disposal or unauthorized Release of any Hazardous Material at the Property in any manner; (iv) the installation of any above-ground or below-ground storage tanks or other containers containing Hazardous Materials at the Property; (v) any other activity which could create any unsafe or hazardous condition resulting from or related to Hazardous Materials at the Property; or (vi) the attachment of any environmental lien to the Property, unless the same is being contested in accordance with the procedures for contesting other liens set forth in the Mortgage and Borrower has provided to Administrative Agent the financial assurance described in Subsection (d) of Section 3. Borrower acknowledges that Hazardous Materials may permanently and materially impair the value and use of the Property and shall perform all actions necessary to protect the fair market value of the Property from impairment as a result of Hazardous Materials.

(b)     Notice to Administrative Agent. If, at any time, Borrower becomes aware, or has reasonable cause to believe, that any Release or threatened Release of any Hazardous Material has occurred or will occur at the Property, or if Borrower identifies or otherwise becomes aware of any noncompliance or alleged non-compliance with any Environmental Requirement by Borrower or at the Property, any threatened or pending Environmental Claim related to the Property or any event or condition which could result in an Environmental Claim, Borrower shall notify Administrative Agent immediately in writing of such circumstance and shall include a full description of all relevant information. Borrower shall, upon receipt, promptly deliver to Administrative Agent a copy of any report, audit, summary or investigation, of any kind or character, whether prepared by or on behalf of Borrower or by any other Person, related to environmental conditions at the Property or the compliance status of the Property with respect to any Environmental Requirement.

(c)     Site Assessments and Information. If Administrative Agent shall ever have reasonable cause to believe that any Release or threatened Release of a Hazardous Material or any non-compliance with any Environmental Requirement has occurred with respect to the Property, or if any Environmental Claim is made or threatened with respect to the Property, or if an Event of Default (as defined in the Mortgage) occurs, or following the completion of any corrective action pursuant to Subsection (d) of Section 3, Borrower shall, within thirty (30) days of written request by Administrative Agent and at Borrower’s expense, provide to Administrative Agent an environmental site assessment and compliance audit of the Property which addresses such conditions. Such environmental site assessment and compliance audit shall be performed to the reasonable satisfaction of Administrative Agent, in accordance with good environmental engineering practices and by a consulting firm reasonably acceptable to Administrative Agent (“Consultant”). Any consulting firm which prepared an Environmental Report shall be acceptable to Administrative Agent. Each report shall be addressed to Administrative Agent. A copy of each report and all supporting documents shall be promptly furnished to Administrative Agent.

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(d)     Response to Releases, Non-Compliance and Environmental Claims. Borrower shall, in compliance with all Environmental Requirements, promptly undertake and complete any and all investigations, testing, or abatement, clean up, remediation, response or other corrective action required by an Environmental Requirement or recommended by a Consultant to: (i) remove, remediate, clean up or abate any Release or threatened Release of any Hazardous Material at or from the Property; (ii) correct any non-compliance with any Environmental Requirement by Borrower or at the Property; (iii) address any unsafe or hazardous condition at the Property resulting from or related to any Hazardous Material; or (iv) make an appropriate response to any threatened or pending Environmental Claim related to Borrower or the Property. Any report or other document prepared in response to any of these events shall be addressed to Administrative Agent. A copy of any such report or other document (and all supporting documents) shall be promptly furnished to Administrative Agent. If requested by Administrative Agent, Borrower shall provide to Administrative Agent, within thirty (30) days of Administrative Agent’s request, a bond, letter of credit or other financial assurance evidencing to Administrative Agent’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the required actions and to discharge any liens established against the Property.

(e)     Administrative Agent’s Rights. Administrative Agent shall have the right, but not the obligation, without limitation of Administrative Agent’s rights under the other Loan Documents, and at Borrower’s sole risk and expense, to enter onto the Property and/or to take, or cause to be taken, such actions as Administrative Agent reasonably deems necessary or advisable to investigate, clean up, remediate or otherwise respond to, address or correct any of the issues addressed in this Agreement. Borrower shall reimburse Administrative Agent on demand for the costs of any such action. Administrative Agent agrees, however, that, except in the case of an emergency, Administrative Agent will take such action only after written notice to Borrower of the circumstances and the failure by Borrower, within a reasonable period of time following receipt of such notice, to commence or diligently pursue to completion the appropriate corrective action. Administrative Agent owes no duty of care to protect Borrower or any other Person against, or to inform Borrower or any other Person of, any Hazardous Material or other environmental condition affecting the Property.

Section 4.     Indemnification.

(a)     Indemnified Matters. Borrower hereby agrees to protect, indemnify, defend, release and hold each Indemnified Party harmless from and against, and reimburse each Indemnified Party on demand for, any and all losses, costs, liabilities (including strict liabilities), claims (including Environmental Claims), damages, expenses (including reasonable attorneys’ fees incurred in connection with enforcing this provision), penalties or fines of any kind whatsoever paid, incurred or suffered by, or asserted against, any Indemnified Party by any Person in connection with, arising out of or resulting in any way whatsoever from:

(i)     the presence, Release or threatened Release of any Hazardous Material at or from the Property, on or before the Transition Date; or

(ii)     the breach of any representation, warranty, covenant or agreement contained in this Agreement because of any act, omission, event or condition existing or occurring on or before the Transition Date; or

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(iii)     any violation or potential violation, on or before the Transition Date, of any Environmental Requirement in effect on or before the Transition Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(iv)     any Environmental Claim related to any, act, omission, event or condition existing or occurring in connection with the use or occupancy of the Property at any time on or before the Transition Date; or

(v)     the filing or imposition of any environmental lien against the Property; regardless of whether any matter set forth in the foregoing Subsections (i) through (v) was caused by Borrower, a prior owner of the Property, or any other Person whatsoever. Such indemnity shall not apply, however, to a particular Indemnified Party to the extent that the subject of the indemnification is or was caused by or arises out of the sole or gross negligence or willful misconduct of that particular Indemnified Party.

(b)     Defense of Claims. Upon demand by an Indemnified Party, Borrower shall diligently defend any Environmental Claim which relates to the Property or is threatened or commenced against such Indemnified Party, all at Borrower’s own cost and expense and by counsel to be approved by Administrative Agent in the exercise of its reasonable judgment. In the alternative, Administrative Agent may elect, at any time and for good reason, to conduct its own defense through counsel selected by Administrative Agent and at the sole cost and expense of Borrower.

Section 5.     Release.

Borrower hereby releases and forever discharges, and covenants not to sue, each Indemnified Party from and for any and all claims, injuries, demands, costs, penalties, attorneys’ fees, costs of litigation and causes of action of any kind whatsoever, now or hereafter in existence, known or unknown, which Borrower may have against any Indemnified Party and which are related to events, omissions or circumstances arising from or related to the Property or matters addressed in this Agreement, including any actions taken pursuant to Subsection (e) of Section 3 or any events described in Subsection (a) of Section 4. The release set forth in this Section 5 shall not apply, however, to a particular Indemnified Party to the extent that the subject of the release is or was caused by or arises out of the sole or gross negligence or willful misconduct of that particular Indemnified Party.

Section 6.     Notices.

All notices, requests, consents, demands and other communications required or which any party desires to give hereunder shall be delivered in the manner provided in the Loan Agreement.

Section 7.     Miscellaneous.

(a)     Consideration. Borrower acknowledges that Administrative Agent and the Lenders have relied and will rely on the representations, warranties, covenants and agreements herein in closing and funding the Loan and that the execution and delivery of this Agreement is an essential condition but for which Administrative Agent would not close or fund the Loan.

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(b)     Survival. The representations, warranties, covenants and agreements in this Agreement shall be binding upon Borrower and its successors, assigns and legal representatives and shall inure to the benefit of Administrative Agent and the Lenders and their successors, assigns and legal representatives and participants in the Loan; and shall not terminate on the Transition Date or upon the release, foreclosure or other termination of the Mortgage, but will survive the Transition Date, the payment in full of the indebtedness secured by the Mortgage, foreclosure of the Mortgage or conveyance in lieu of foreclosure, the release or termination of the Mortgage and any or all of the other Loan Documents, any investigation by or on behalf of Administrative Agent and the Lenders, any bankruptcy or other debtor relief proceeding, or any other event whatsoever.

(c)     Rights Cumulative. Administrative Agent’s rights under this Agreement shall be in addition to all rights of Administrative Agent under the other Loan Documents or at law or in equity, and payments by Borrower under this Agreement shall not reduce Borrower’s obligations and liabilities under any of the other Loan Documents. The liability of Borrower or any other Person under this Agreement shall not be limited or impaired in any way by any provision in the other Loan Documents or applicable law limiting Borrower’s or such other Person’s liability or Lender’s recourse or rights to a deficiency judgment. The liability of such other Person, if applicable, under this Agreement shall not be limited or impaired in any way by any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents, such other Person’s liability hereunder being direct and primary and not as a guarantor or surety.

(d)     Rights Under Environmental Requirements. Nothing in this Agreement or in any other Loan Document shall limit or impair any rights or remedies of Administrative Agent or any other Indemnified Party against Borrower or any other Person under any Environmental Requirement or otherwise at law or in equity, including any rights of contribution or indemnification.

(e)     No Waiver. No delay or omission by Administrative Agent to exercise any right under this Agreement shall impair any such right nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any waiver, consent or approval under this Agreement must be in writing to be effective.

(f)     Invalid Provisions. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any Person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.

(g)     Construction. Whenever in this Agreement the singular number is used, the same shall include plural where appropriate, and vice versa; and words of any gender in this Agreement shall include each other gender where appropriate. The headings in this Agreement are for convenience only and shall be disregarded in the interpretation hereof. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

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(h)     Applicable Law; Forum. This Agreement is performable in New York, New York, and the laws of the State of New York and applicable United States federal law shall govern the rights and duties of the parties hereto and the validity, enforcement and interpretation hereof. Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court, sitting in the State of New York and to the jurisdiction of any state court or any United States federal court, sitting in the state of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Loan. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Borrower hereby agrees and consents that, in addition to any methods of service or process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state(s) specified above may be made by certified or registered mail, return receipt requested, directed to Borrower at the address for notice to Borrower stated below, or at a subsequent address of which Lender received actual notice from Borrower in accordance with the Loan Documents, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Lender to serve process in any manner permitted by law or limit the right of Administrative Agent to bring proceedings against Borrower in any other court or jurisdiction.

(i)     Counterparts; Modification. This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement. This Agreement may be amended only by an instrument in writing intended for that purpose executed jointly by an authorized representative of each party hereto.

(j)     Entire Agreement. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

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IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed under seal as of the date first written above.

The address of Borrower is: 401 Edgewater Place Wakefield, Massachusetts 01880	Borrower: FSP 50 South Tenth Street Corp. By: /s/ George J. Carter_______________ Name: George J. Carter Title: President

The address of Lender is:	Lender:
225 Franklin Street MA1-225-02-04 Boston, Massachusetts 02110	Bank of America, N.A. By: /s/ Israel Lopez___________________ Name: Israel Lopez Title: Senior Vice President

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EXHIBIT A

(Description of Land)

Address of Property:	50 South 10th Street
Minneapolis, Minnesota

PIN Numbers:	27-029-24-12-0184
27-029-24-12-0183
27-029-24-12-0181

Parcel 1 (Office Tower Parcel):

Tracts D, I, M, N, 0, P, T, X, Z and CC, Registered Land Survey No. 1717, Files of Registrar of Titles, County of Hennepin, State of Minnesota.

Being registered land as is evidenced by Certificate of Title No. 1193168.

Parcel 2 (Additional Retail Parcel):

Tracts C, E, F, J, L, S, W, BB and EE, Registered Land Survey No. 1717, Files of Registrar of Titles, County of Hennepin, State of Minnesota.

Being registered land as is evidenced by Certificate of Title No. 1193168.

Parcel 3 (Public Parking Garage Parcel):

Together with the optionee's interest in the following described land pursuant to that certain Parking Garage Parcel Right of First Offer Agreement executed by the City of Minneapolis, as optionor, and Ryan 900, LLC, a Minnesota limited liability company, as optionee, a memorandum of which was filed on October 18, 2000, as Document No. 3324809 for which the optionee's interest was assigned to RC-NRI, LLC, a Delaware limited liability company by Assignment and Assumption of Parking Garage Parcel Right of First Offer dated September 29, 2000, filed October 18, 2000, as Document No. 3324812 as limited and affected by Limited Assignment of Right of First Offer (Parking Garage Parcel) dated August 29, 2001, filed October 16, 2001, as Document No. 3446934 AND as amended by First Amendment to Parking Garage Parcel Right of First Offer Agreement dated August 29, 2001, filed October 16, 2001, as Document No. 3446924. RC-NRI, LLC converted to and changed its name to RC-NRI, LLLP, a Delaware limited liability limited partnership as evidenced by Document Nos. 3555886 and 3569022 and for which the optionee's interest was assigned to FSP 50 South Tenth Street Corp. a Delaware corporation by Assignment and Assumption of Parking Garage Parcel Right of First Offer dated November 8, 2006, filed November 9, 2006, as Document No. 4325223.

Tracts A, B, G and K, Registered Land Survey No, 1717, Files of the Registrar of Titles, County of Hennepin, State of Minnesota.

Being registered land as is evidenced by Certificate of Title No: 1072167,

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Parcel 4 (REOA):

Together with the appurtenant easements contained in that certain Reciprocal Easement and Operation Agreement dated September 27, 2000, filed October 18, 2000, as Document No. 3324805 as amended by First Amendment to Reciprocal Easement and Operation Agreement dated August 24, 2001, filed October 16, 2001, as Document No. 3446930 and as amended by Second Amendment to Reciprocal Easement and Operation Agreement dated November 8, 2006, filed November 9, 2006, as Document No. 4325224, Certain Ryan 900, LLC rights were assigned to Target Corporation, a Minnesota corporation by that certain Assignment of Reciprocal Easement and Operation Agreement dated August 29, 2001, filed October 16, 2001, as Document No. 3446932.

Parcel 5 (9th Street Skyway):

Together with an undivided 50% interest of fee simple ownership, together with all additional easement and other rights provided therein in that certain Agreement for Skyway Construction, Operation, Maintenance, and Easements (9th Street Skyway) dated December 28, 1998, filed July 30, 1999, as Document No. 3187400 as amended by First Amendment dated November 18, 1999, filed March 29, 2000, as Document No. 3268304 and as amended by Declaration of Legal Description dated August 24, 2001, filed October 16, 2001, as Document No. 3446909.

Parcel 6 (10th Street Skyway):

Together with all fee simple and other ownership rights in the pedestrian walkway, together with all additional easement and other rights provided therein in that certain Agreement for Skyway Construction, Operation, Maintenance and Easements (10th Street Skyway) dated December 28, 1998, filed July 30, 1999, as Document No. 7154888 as amended by First Amendment dated November 18, 1999, filed October 18, 2000, as Document No. 3324807 and as amended by Declaration of Legal Description dated August 24, 2001, filed October 16, 2001, as Document -No. 3446907.

Parcel 7 (LaSalle Avenue Skyway):

Together with all fee simple and other ownership rights in the pedestrian walkway, together with all additional easement and other rights provided therein in that certain Agreement for Skyway Construction, Operation, Maintenance, and Easements (LaSalle Avenue Skyway) dated May 18, 2000, filed August 7, 2000, as Document No. 3302944 as amended by Declaration of Legal Description dated August 24, 2001, filed October 16, 2001, as Document No. 3446908.

Parcel 9 (Nicollet Mall Skyway):

Together with all fee simple and other ownership rights in the pedestrian walkway, together with all additional easement and other rights provided therein in that certain Agreement for Skyway Construction, Operation, Maintenance and Easements (Nicollet Mall Skyway) dated January 29, 1999, filed July 30, 1999, as Document No. 7154889 as amended by First Amendment dated November 18, 1999, filed March 31, 2000, as Document No. 3268892 and as amended by Declaration of Legal Description dated August 24, 2001, filed October 16, 2001, as Document No. 3446910.

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Parcel 9 (Parking Agreement):

Together with the appurtenant rights contained in that certain Public Parking Garage Parking Agreement dated November 18, 1999, filed October 18, 2000, as Document No. 3324810 as assigned by Assignment of Public Parking Garage Parking Agreement dated September 29, 2000, filed October 16, 2001, as Document No. 3446922 and as amended by First Amendment to Public Parking Garage Parking Agreement dated August 29, 2001, filed October 16, 2001, as Document No. 3446923.

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EXHIBIT B

Specific Exceptions to Borrower’s Representations and Warranties

Phase I Environmental Assessment, dated May 31, 2012, prepared by Liesch Associates, Inc.

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